Exhibit 99.1

ZBB Energy Corporation Announces Retirement of CFO
and Board Change

Milwaukee, WI – November 9, 2007 – ZBB Energy Corporation (AMEX: ZBB) today announced that Geoffrey Hann, Chief Financial Officer and a member of the board of directors will retire from the Company effective from December 31, 2007.  Mr. Hann advised the board he was resigning for personal reasons and a desire to return to Western Australia to be with his young children.  He has been the CFO since the company was founded in 1998 and prior to that was the finance director for the Company’s Australian predecessor, ZBB Technologies, Ltd from 1991.

The Company Chairman Mr. Richard Payne said “We express our thanks and gratitude to Geoff for the dedication and professionalism he brought to the company, for his untiring efforts on behalf of ZBB and for his participation in our senior management team. Geoff has been an integral part of the growth of the Company including its initial listing in Australia and more recently the Company’s United States IPO.  Geoff leaves the Company in good financial condition as he now sets out to return to Australia to pursue new career opportunities and we wish him every success with his return home.”

The Company announced that Mr. Scott W Scampini will be appointed as Interim CFO to take effect from 1 January 2008. Mr. Scampini holds a Bachelor's Degree in Accounting from Marquette University, Milwaukee, Wisconsin, and is a Certified Public Accountant and member of both the AICPA and WICPA. He has previously worked with Price Waterhouse and BDO Siedman. From 1994 to June 2007 he was CFO and Executive Vice President of MGS Manufacturing Group.

Mr. Scampini has been the company’s external accountant since 1994 and also provided audit services to the company between 2001 and 2005. Mr. Scampini will also assist the company in seeking a replacement SEC qualified US based chief financial officer to succeed Mr Hann.

The Company also announced that Steven Jay Mueller has resigned from the Company’s Board of Directors, effective immediately. Mr Mueller was appointed on September 19th but unfortunately a potential conflict of interest has arisen in regard to a prior contractual agreement entered into between Mr. Mueller and a third party which has resulted in his resignation.

We are, however, pleased to announce that Mr Mueller will continue his association with the Company  by assisting ZBB’s Australian subsidiary, ZBB Technologies, Ltd with  the development of ZBB’s energy storage systems to be deployed in Africa.

Mr. Payne stated that, whilst disappointed to lose Mr. Mueller from the Board, it was gratifying that he will be able to assist the Company in relation to operational matters. “Steven Mueller has a wealth of very relevant experience in distributed generation project design, implementation and management and ZBB currently has an exciting marketing initiative in Africa that we have been working towards with some guidance from Steve. We are currently working on a design project to integrate our modular, transportable energy storage systems for deployment within localized distributed generation systems that can ultimately be mass deployed in various countries throughout Africa. Steve has a long and successful track record as a senior executive specializing in the renewable energy industries and cogeneration companies in the United States, Australia and Europe, and has the exact expertise to assist our management group in this project.”

ZBB announces that it will immediately begin the search for a suitable Board candidate to replace Mr. Mueller.

About ZBB Energy Corporation

ZBB Energy Corporation develops and manufactures distributed energy storage solutions based on the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology. The unique, modular construction of the Company’s core 50 kWh product enables ZBB’s battery to be sized and packaged as a fully customized, large format, energy storage system. This scaleable, mobile system is ideally suited for a number of large market applications.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Robert Parry

Chief Executive Officer

ZBB Energy Corporation

T: 262 253 9800

Email: rparry@zbbenergy.com